FIRST AMENDMENT TO THE SETTLEMENT AGREEMENT

This AMENDMENT is to amend certain terms of the Settlement Agreement dated May 28, 2010 BY AND AMONG Flint Telecom Group, Inc. (consisting of Flint Telecom Group, Inc. and its subsidiaries and affiliates) (hereinafter, altogether referred to as “Flint”) and China Voice Holding Corp. and its subsidiaries and affiliates (“CHVC”) (the “Agreement”).

Unless otherwise indicated, terms used herein that are defined in the Agreement shall have the same meanings herein as in the Agreement.

The parties hereto agree to amend Section 13 of the Agreement to read as follows, effective as of June 30, 2010:

“In the event Flint fails to make any payment to CHVC in accordance with the terms set forth herein, Flint will be in default of this Agreement and shall have forty five days of when the payment is due to cure such default (a “Default Event”).  A default interest rate of 18% shall be applied to any outstanding payments owed as of the Default Event.  An additional cash payment of five hundred thousand dollars ($500,000) will also be immediately due and payable from Flint to CHVC.  This additional amount is agreed by the parties to be a liquidated sum for the disputed claims of CHVC against Flint, as well as CHVC’s legal and administrative expenses, and shall in no way be construed as a penalty.  If Flint fails to cure the Default Event within ten (10) business days of receipt of such notice, CHVC will be entitled to apply to the Court and obtain judgment against Flint for the outstanding payments outstanding and not made as of the Default Event.  Flint agrees it will not object to the entry of the Default Judgment and this Agreement will serve as Flint’s consent to the entry of same.  Notwithstanding the forgoing, Flint shall be entitled to challenge the final balance based upon payments actually made.”

Except as herein modified, all the terms and conditions of the above referenced Agreement shall remain in full force and effect.  In the event of any conflict between this Amendment and the Agreement, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

CHINA VOICE HOLDING CORP.                                                                      FLINT TELECOM GROUP, INC.

By:                 /s/ Ron Allen                                                                   By:  /s/ Vincent Browne

Name:                 Ron Allen                                                                  Name:  Vincent Browne

        Title: Chief Executive Officer
Date:  October 12, 2010                                                                      Date:  October 12, 2010